The Laclede Group, Inc.
Presentation for Annual Meeting of Shareholders
January 31, 2008

Chief Financial Officer’s Remarks:

I will begin my remarks today by talking about recent events in the credit markets. As most of us have read or heard, problems in the sub-prime lending arena have created what can be best described as a challenging credit and liquidity environment nationally.  However, these events have had little to no impact on the Company as our credit ratings have remained strong, and we continue to have adequate credit capacity and liquidity to support our operating activities.  We have continued to access the short-term commercial paper markets on favorable terms where we primarily borrow funds to support our purchases and the storage of natural gas through the spring and summer, in order to ensure that we have adequate, reasonably priced supplies to meet our customers’ needs during the heating season.  During the quarter just ended, we were also able to take advantage of our borrowing capabilities by using short-term debt to fund the retirement of $40 million of Laclede Gas Company first mortgage bonds that matured on November 1 of this past year.

Combined, Laclede Group and Laclede Gas, currently have base lines of credit in place totaling $370 million, $50 million of which matures in August of this year, with the remaining $320 million maturing in December 2010.  Supplementing these lines is an additional $40 million seasonal line of credit for Laclede Gas that will expire in March of this year.

Fundamentally, your Company is poised for continued success, and the financial results for the first quarter of fiscal 2008 underscore that statement.  Laclede Group’s consolidated earnings for the quarter ended December 31, 2007 were $20.9 million compared to $19.1 million for the same period last year.  This represents a 9% increase in diluted earnings per share to $.97 for the first quarter this year as compared with $.89 for the quarter ended last year.

This year over year improvement in Group’s earnings is largely attributable to the performance of our non-regulated natural gas commodity services subsidiary, Laclede Energy Resources, or LER.  During the first quarter of 2008, LER’s earnings were $1.8 million more than for the same period in 2007 due to higher margins on sales of natural gas and, to a lesser extent, increased sales volumes.

At Laclede Gas, earnings were $15.8 million, which was slightly better than last year’s results for the same period.  This was the first full quarter reflecting the impact of a general rate increase that became effective on August 1, 2007.  The rate settlement also included a change in rate design that offers the Utility greater opportunity for earnings stability and recovery of its distribution costs.  Factors applying downward pressure on Laclede Gas Company’s performance for the first quarter of 2008 included a very late start to the heating season, a change in the customer sharing mechanism for off-system sales and capacity release revenues, and higher operating and maintenance costs.

Quarterly earnings for SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking service business were down $200,000 from the same period last year.  This decrease was primarily due to higher operating costs at SM&P, which were largely offset by a $900,000 increase in year over year revenues.

Chief Executive Officer’s Remarks:

At the start of this new millennium, we embarked on a strategic planning initiative to ensure the future growth and success of your company.  The formation of The Laclede Group in October 2001 was a critical step in that process.  Since that time, we’ve strengthened and stabilized our core utility business, we’ve grown Laclede Energy Resources, acquired and developed SM&P Utility Resources, and made several small but strategic, regulated and non-regulated acquisitions.  The basic foundation we laid over six years ago and the steps taken since then continue to produce favorable results.

I’m proud to report a fifth consecutive year of record earnings for The Laclede Group.  Consolidated net earnings for fiscal 2007 were nearly $49.8 million, or $2.31 per share.  Moreover, we have increased the annual common stock dividend to $1.50 per share effective this month.

Overall, 2007 was a particularly notable year for Laclede Gas Company, our regulated natural gas distribution business.  Results improved $3.6 million compared to fiscal 2006, thanks to the effect of higher utility and off-system sales volumes, a general rate increase and additional Infrastructure System Replacement Surcharge revenues.

Several events in fiscal 2007 furthered our progress to stabilize and position our core business:

First and foremost was the early settlement agreement with the Missouri Public Service Commission (PSC) in July of our general rate case.  The $38.6 million settlement was nearly double the largest rate increase ever achieved by Laclede, and we were able to put these rates into effect on August 1, three months earlier than had we litigated the case.  The new rates allow a greater percentage of our distribution costs to be recovered through base rates as opposed to having to rely on much more uncertain off-system sales and capacity release activities.  This will, among other things, provide Laclede Gas greater earnings stability and recovery of its distribution costs and a better opportunity to earn its authorized return.

Additionally, we were able to recover nearly $5 million in costs that we had incurred to comply with the emergency cold weather rule that was mandated by the PSC during the 2005/2006 winter.  We did so on terms that position us well for addressing the costs that we have incurred or will incur to comply with the PSC’s permanent changes to the Cold Weather Rule that became effective during the 2006/2007 winter period.

All in all, we are very pleased with the progress that we made with this rate case in regard to our desire to move toward more consistent cost recovery.  We believe that the result is a fair and beneficial one for both Laclede and its customers.

Also of note, is the progress the gas company has made toward completing the installation of Cellnet Technology Inc.’s wireless Automated Meter Reading or AMR system.  As we move through the second quarter of fiscal 2008, Laclede is entering the home stretch of initial AMR deployment.  More than 670,000 devices have been installed on our gas meters since July 2005, leaving only a small percentage of our active customer meters without AMR capability.

As I indicated to you last year, the AMR system has largely eliminated the need for manual meter reads and estimated bills.  Before we installed this system, Laclede Gas estimated as many as 15% to 18% of our customers’ bills during a normal month largely as a result of an inability to gain access to meters located inside the homes of customers who were not at home.  Last month, we estimated about 3% of our customers’ bills, a percentage that we expect will continue to fall steadily over the coming months.

At the same time that we were moving toward obtaining more accurate and timely information about our customers’ natural gas usage with AMR, we were also undertaking an effort to improve our bill format in order to more clearly and better communicate with our customers.  During fiscal 2007, we completely redesigned the bill for Laclede Gas and Missouri Natural Gas customers.  We dropped the traditional postcard-sized bill and, in June, began offering a completely renovated format that was designed primarily on customer input.  The result was an 8-1/2 x 11 bill that is easier to read, provides more detailed information on customer-specific natural gas usage, including a chart that presents a comparison of gas usage across historical and current periods, along with useful definitions and messages.  Since our customers indicated that privacy and convenience was important to them, we began mailing our bills in envelopes and enclosing return payment envelopes.  Overall, feedback on the new bill has been positive, and we will continue to refine and improve the design and content in response to customer suggestions.

Our basic commitment to providing our customers more information and greater convenience continues.  For the last several months, we have been developing a website that will allow our customers to access their Laclede Gas accounts online, thereby obtaining account information at any time of day without speaking with a customer service representative.  The secure site will provide our customers the opportunity to access their natural gas usage and compare usage across previous periods, view their past and present payments, and pay their bills online.  The new site is expected to be ready to launch by late spring. We intend to expand the functionality of the site over time, eventually offering numerous other options that will greatly benefit our customers, while reducing the number of calls to our call center.

This customer website comes on the heels of the unveiling of the new Laclede agency website launched in 2007, which is extremely popular with the social service agencies that partner with Laclede Gas, because it allows financial aid, including Dollar-Help donations from our customers, to reach those most in need of energy assistance in a much more efficient manner by eliminating the need for those agency representatives to speak with Laclede Gas customer service personnel to secure current customer account information, then again, having to contact us by fax or phone to make a pledge.  Now this process can be done online at any time.

Speaking of Dollar-Help, last September, Laclede helped the agency celebrate its silver anniversary with local political leaders, celebrities and dignitaries in Forest Park.  Our support of this pioneering organization has included the underwriting of all administrative costs, as well as a match, in part, of the contributions made each year by our customers, thereby allowing 100% of our customers’ and other contributions to go to help our customers in need of financial assistance. 2007 was a landmark year for Dollar-Help for another reason, as our customers dug deep into their pockets to donate more than $1 million to the agency for the first time in the history of Dollar-Help. Since 1982, Dollar-Help has raised approximately $14.5 million.

Beyond increased access to usage information and greater convenience, Laclede Gas remains committed to the continued safety of our customers and the communities we serve.  This past September, we rolled out a program called Safe & Sure to assist our customers in keeping themselves, their families and their co-workers safe.  The program is designed to help people identify potential natural gas-related safety issues within their households and workplaces, provide education about safety and the proper operation of natural gas appliances, while assisting homeowners in saving money and energy through more efficient use of natural gas.

Protecting the environment is a high priority for Laclede Gas.  During the last several years, we have been at the forefront of the local “green” building movement, partnering two years ago with the Home Builders Association of St. Louis and Eastern Missouri.  We’ve assisted the HBA in establishing the innovative Green Building Initiative, which encourages builders to construct homes that are environmentally friendly, with a focus on resource, energy and material conservation.  We designed the third-party verification process and several training programs for interested builders.  In 2007, Laclede certified the first home in the United States recognized under the HBA Green Building Initiative’s new green building standard for homes.  Our partnership with the HBA was recognized with a first place Best Practices award from the Southern Gas Association.  In the future, we look to expand our participation in the green building movement by developing a standard national verification protocol and authoring additional training programs aimed at the construction of green commercial buildings, thereby increasing our role in the Leadership in Energy and Environmental Design program of the U.S. Green Building Council.

However, conservation and efficiency are not new concepts for Laclede Gas.  Over the years, we have promoted “hot tips” for using natural gas more efficiently and are now utilizing the messaging space on our new bill to regularly communicate energy saving tips directly to our customers.  Additionally, since 2006, Laclede has offered an Appliance and HVAC Rebate Program to residential and small commercial customers as well as residential property owners that rewards customers who conserve energy by purchasing and installing high-efficiency natural gas heating equipment that is Energy Star rated.  More than 1,800 customers have participated in this program and directly benefited by conserving natural gas and reducing energy costs in addition to the rebates.

Finally, I would be remiss if I concluded this discussion of Laclede Gas Company without acknowledging the celebration of the utility’s 150th anniversary and recognizing that our greatest strength as a company is our employees.  Quite an accomplishment, which should be a source of pride for all employees, past and present.

We understand that each and every one of our employees is the “face” of Laclede Gas Company to our customers, suppliers and associates.  Therefore, in 2008, we will roll out an Employee Portal and an Ambassadors Program.  The portal will make readily available to employees Laclede-related news, benefit information, opportunities to interact with colleagues and other useful information, which will be updated daily.  Through the Ambassador Program, participating employees will be provided the knowledge and current information about the Company necessary to become valuable customer and community resources.

In just a few weeks, Laclede Gas will begin negotiations on a new labor agreement with our Labor Unions.  Historically, these are complex, often difficult, but extremely important negotiations that materially impact the future of the Company and its employees.  I believe that the parties share a genuine desire to establish a productive relationship that will hopefully work to the benefit of all, now and in the future.

In what I feel is an excellent example of leadership, our Unions dramatically increased their participation in this year’s United Way Campaign by increasing contributions by nearly 20 percent over last year.  This effort was led by Scott Owens, President of Local 11-6, who drafted and distributed to Union members a resolution approved by the Union’s executive board asking members to step up their level of support, reinforcing their belief in the United Way and its mission.  I cannot think of a more meaningful way to make our community a better place to live, and I commend the membership for their increased commitment and support.

Fiscal 2007 also yielded positive results from both of The Laclede Group’s major non-regulated subsidiaries, Laclede Energy Resources, Inc., or LER, and SM&P Utility Resources, Inc.

LER is a non-regulated natural gas commodity services provider for both large retail and wholesale customers in the Midwestern United States.  Many of LER’s retail customers are industrial and located in the St. Louis Metropolitan area.  However, LER’s retail customer base extends to other areas of Missouri, as well as Arkansas, Illinois, Iowa and Louisiana.  Its wholesale business consists of buying and selling gas to other marketers, producers and local distribution companies, power generators, pipelines and municipalities; and is providing strong growth.

LER had another solid year with posted earnings of $13.3 million, and sales volumes for fiscal 2007 increased by approximately 30% over those achieved the previous year.

Also in fiscal 2007, LER increased its overall portfolio by contracting for additional transportation capacity and gas supplies and increasing the number of parties with which it does business.  In addition, LER continued to grow its sales base by providing services to new retail customers in the Midwest and new wholesale customers in the northeastern United States.

Our other major non-regulated subsidiary, SM&P, is one of the largest underground locating and marking companies in the United States.  In 2007, net income for SM&P increased by nearly a million dollars compared to fiscal 2006.

SM&P continued to build its business fundamentals in 2007, by successfully extending every large contract that was up for renewal, and adding 56 new accounts within its existing markets by taking full advantage of enhanced technologies that enabled the company to prosper in a business environment characterized by a 14-year low in housing starts.

While keeping an eye on the business fundamentals of its existing business, SM&P is also continuously assessing what additional products and new services will add value to its customers.  One very promising application that SM&P recently developed is the Universal Photo Management program, which assists SM&P technicians in photographically documenting their completed work and quickly and efficiently storing these photos electronically, providing a readily retrievable visual record for future review.  SM&P is also developing a ticket mapping tool to assist supervisors in evaluating their team’s workload at a glance, both in real time and on a forecasted basis.  This system, which is expected to increase productivity and the timeliness of the completion of locates, has been piloted during the last several months and is expected to be deployed companywide in the near future.

With regard to the potential for geographical growth by SM&P, the company is occasionally offered the opportunity to expand its operations into states outside its existing footprint.  We carefully assess each of these opportunities in order to weigh the costs and benefits of these potential expansions.

Laclede Pipeline Company, our propane pipeline company that has historically been primarily dedicated to the movement of propane to Gas Company’s peak-shaving facilities during peak consumption periods, is now governed by the Federal Energy Regulatory Commission pursuant to our tariff approved during fiscal 2006.  Under FERC regulation, Laclede Pipeline is authorized to transport liquefied petroleum gas under the Interstate Commerce Act, which will allow us to make more efficient use of the pipeline by serving customers other than Laclede Gas when its customers are not fully utilizing Pipeline’s capacity.

Operation of Laclede Pipeline under FERC jurisdiction is important, because it allows the company expanded flexibility in how the asset is utilized and the variety of transactions into which it can enter, which we anticipate will expand in the future.

On a more general note, your Company has long been, and will continue to be, an advocate for our community, our customers, our employees and our shareholders.  Many of you may be aware of the current tax treatment associated with your dividend payments.  The federal tax rate on corporate dividends paid to individuals was reduced to a maximum rate of 15 percent five years ago to remain in effect until December 31, 2010.  If the reduced dividend tax rate expires in 2010, shareholders receiving dividend payments will likely be subject to higher tax rates.  Laclede is in favor of a permanent reduction in the dividend tax rate and is already working actively with the American Gas Association, the Missouri Energy Development Association, and other related organizations to support necessary legislation.  I encourage every shareholder to get involved and contact your elected federal officials, letting them know that the double taxation of dividends is unfair.  We will shortly be providing resources on our website that you can use to assist you in getting involved.

Looking back on the progress of your Company over the last 150 years and recognizing the advancements we’ve achieved in just the last six, I can confidently say the future looks bright.  In 2007, we retooled and expanded our strategic and business planning process to provide direction for future growth.  And we continue to reexamine our priorities with regard to non-regulated investments to ensure that we make the right decisions so that our portfolio continues to develop.

As we discuss growth opportunities, we have developed an internal objective of “Strategic Balance” to complement our measured and considered approach.  Our corporate lineage naturally places a high value on asset-based businesses, and accordingly we are pursuing additional opportunities related to physical infrastructure opportunities in areas that are natural extensions of our core business, experience and skill sets.  In the future, these should produce not only good earnings growth and annual cash flow, but also help maintain our “Strategic Balance” to help provide our shareholders a stable base with strong upside potential.

While we are looking for new opportunities, we are also engaged in fundamental assessment and improvement efforts within our existing businesses.  We fully understand that we must continually make changes and improvements in our core business and enhancements to our growth segments if we are to remain competitive.  We are working hard to ensure that our employees are prepared to respond to these challenges.  Further developing our managerial and operational talents will allow us to both better leverage the resources we have and be better positioned to quickly address today’s challenges and take advantage of tomorrow’s opportunities.

As we remain focused on the future, we are continually assessing opportunities to strengthen the leadership base of Laclede Group and its subsidiaries.  Effective October 1, 2007, we executed several internal personnel changes aimed at broadening the reach and experience of the overall management team.  Of note:
•	Mark Waltermire, who led Operations at Laclede Gas previously, was promoted to Chief Financial Officer of Laclede Group and Senior Vice President and Chief Financial Officer of Laclede Gas.
•	Michael Spotanski, who had been Vice President of Finance at Laclede Gas for the last several years, was promoted to Senior Vice President – Operations and Marketing.
•	Mark C. Darrell, General Counsel of Group, and Richard Skau, who leads our human resources group, were each promoted to Senior Vice President in their respective areas at Laclede Gas.
•
David Abernathy was promoted to Vice President of Industrial Relations and Claims Management.  Dave, who joined Laclede’s legal department in 2004, succeeds Pete Palumbo, who retired as Vice President of Industrial Relations this year after 16 years of service to the company.

We also expanded the responsibilities of several other management positions, with an emphasis on the growth function of LER.

The successful management of our company also lies with the leadership and insight of our Board of Directors.  I thank each of you for your dedicated service and counsel.

NOTE:  We would note that some of the above remarks made included forward-looking statements.  Our actual results may differ materially from those projected in such statements.  Additional information about factors that could cause actual results to differ materially from those projected is contained in the Company’s Form 10-K and other documents filed with the SEC, which are readily available.